Exhibit 5.7

MUNGER, TOLLES & OLSON LLP

355 SOUTH GRAND AVENUE

35TH FLOOR

LOS ANGELES, CALIFORNIA 90071

(213) 683-9100

January 29, 2013

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re:	Registration Statement on Form S-3 (File No. 333-176930)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-176930) of KB Home, a Delaware corporation (the “Company”), as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 thereto (with such amendments, the “Registration Statement”), and as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement with respect thereto, dated September 20, 2011, and January 23, 2013, respectively, in connection with the offer and sale by the Company of up to $230 million in aggregate principal amount of the Company’s 1.375% Convertible Senior Notes due 2019 (the “Notes”), initially convertible into up to 8,401,831 shares (the “Conversion Shares”) of the Company’s Common Stock, par value $1.00 per share (assuming a Conversion Rate (as defined in the Officers’ Certificate) of 36.5297 shares of Common Stock per $1,000 principal amount of the Notes), and associated preferred stock purchase rights (the “Rights”), the terms of which are set forth in the Rights Agreement, dated as of January 22, 2009, by and between the Company and Computershare Shareowner Services LLC (as successor to Mellon Investor Services LLC), as rights agent (the “Rights Agreement”).

KB Home

January 29, 2013

This opinion is intended to update the opinions we previously delivered in connection with the initial filing of the Registration Statement and the filings of Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 thereto and is being delivered to you in connection with the proposed issuance of the Notes pursuant to the Underwriting Agreement, dated January 23, 2013 (the “Underwriting Agreement”), by and among the Company, the Guarantors (as defined below), and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC as the representatives of the several underwriters named in Schedule B thereto.

We have also acted as counsel to KB HOME Sacramento Inc., KB HOME Coastal Inc. and KB HOME Greater Los Angeles Inc., each a California corporation; KB HOME Las Vegas Inc., KB HOME Nevada Inc. and KB HOME Reno Inc., each a Nevada corporation; and KB HOME Lone Star Inc., a Texas corporation (collectively, the “Guarantors”) in connection with the registration on the Registration Statement of the offer and sale by the Guarantors of their guarantees (the “Guarantees”) of the Notes.

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of January 28, 2004, as amended and supplemented on January 28, 2004, June 30, 2004, May 1, 2006, November 9, 2006, August 17, 2007, January 30, 2012 and January 11, 2013 (the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as Trustee (the “Trustee”), and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated January 29, 2013, establishing the form and terms of the Notes (the “Officers’ Certificate”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied, without independent verification, on statements and representations of officers and other representatives of the Company, the Guarantors and others. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due authorization, execution and delivery of the Indenture by, and the enforceability of the Indenture against, the Trustee and the due authentication of the Notes by the Trustee in the manner provided in the Indenture. With respect to our opinion as to the Conversion Shares, we have assumed that, at the time of issuance of such Conversion Shares, a sufficient number of shares of Common Stock will be authorized and available for issuance.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

When the Notes shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the

KB Home

January 29, 2013

Guarantors, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

2.	The Conversion Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

3.	The Rights associated with the Conversion Shares, when issued in accordance with the terms of the Rights Agreement, will constitute valid and binding obligations of the Company.

In rendering the opinion set forth in paragraph 3 above, we have assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the laws of the State of New York, the laws of the State of California, the laws of the State of Nevada, the laws of the state of Texas, and the General Corporation Law of the State of Delaware, in each case as in effect as of this date. With respect to matters of Nevada law, we have, with your approval, relied upon the opinion, dated the date hereof, of Parsons Behle & Latimer, delivered to you, and with respect to matters of Texas law, we have, with your approval, relied upon the opinion, dated as of the date hereof, of Graves, Dougherty, Hearon & Moody, P.C.; and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in each such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm name and the discussion of our opinion under the caption “Legal Matters” in the Registration Statement and the related prospectus supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP